Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related prospectus of Community West Bancshares for the registration of cumulative perpetual preferred stock and warrant to purchase common stock and to the incorporation by reference therein of our report dated March 21, 2008, with respect to the consolidated financial statements of Community West Bancshares, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
January 20, 2009